[LETTERHEAD RUBIN BAUM LEVIN CONSTANT & FRIEDMAN]


                                          December 18, 1997

ComTelco International, Inc.
Hechtackerstrasse 41
CH-9014 St. Gallen
Switzerland

Ladies and Gentlemen:

      We refer to the Registration Statement on Form SB-2 , File No. 333-39745 (the "Registration Statement"), filed by ComTelco International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as anended, up to 2,000,000 shares (the "Shares") of the Company's common stock, par value $.00001 per share (the "Common Stock"), held by certain selling stockholders.

      As counsel to the Company, we have examined such corporate records, documents and agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion, the Shares have been legally issued and are fully paid and non-assessable.

      We are members of the bar of the State of New York, and the opinion expressed herein is limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

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      We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                              /s/ RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
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                              RUBIN BAUM LEVIN CONSTANT & FRIEDMAN